CARVER BANCORP, INC. REPORTS REMOVAL OF OCC REGULATORY ORDER

New York, New York, November 4, 2014 - Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”) today announced that the Office of the Comptroller of the Currency (“OCC”) has lifted the Order to Cease and Desist (“C&D”) issued by the Office of Thrift Supervision effective February 7, 2011. The OCC has further informed the Company that the Bank is no longer in “troubled condition” under Section 914 of the Financial Institution Reform, Recovery and Enforcement Act of 1989.

Deborah C. Wright, the Company’s Chairman and CEO said, “We are extremely pleased with the OCC’s decision to lift the C&D Order. This action reflects the effectiveness of our Board and management team’s extensive effort to restore the Bank to financial health, following the credit crisis. Since our $55 million capital raise in 2011, our management team has worked tirelessly to reduce problem assets and enhance bank operations. As a result, our credit ratios are now approaching industry norms. We’ve also set the stage for growth, by upgrading our core technology and strengthening our team. Consistent with our Company’s rich legacy, we created a product line, Carver Community Cash, to invite the unbanked into our branches.”

Ms. Wright concluded, “We remain focused on implementing our strategic plan to improve the Company’s financial performance. We are extremely thankful for the ongoing commitment of our stockholders and customers.”

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. Carver has been designated by the U.S. Treasury Department as a Community Development Financial Institution (CDFI) because of its community-focused banking services and dedication to the economic viability and revitalization of underserved neighborhoods. Carver is the largest African- and Caribbean-American run bank in the United States, with ten full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities
Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contacts:
Michael Herley/Ruth Pachman
Kekst and Company
(212) 521-4897/4891
michael-herley@kekst.com
ruth-pachman@kekst.com

David L. Toner
Carver Bancorp, Inc.
First Senior Vice President and Chief Financial Officer
(718) 676-8936
david.toner@carverbank.com